Exhibit 10.3

INCUBATOR BUILDING LEASE AGREEMENT

THIS LEASE AGREEMENT, made this 28 day of Aug, 2015 by and between the CITY OF NEODESHA, KANSAS, a municipal corporation, located in Wilson County, Kansas, hereinafter called "Lessor"; and Ag Eagle, hereinafter called “Lessee”.

RECITALS

1.	Lessor is the sole owner of the premises described below and desires to lease a proportion of the premises to Lessee.

2.	Lessee desires to lease a proportion of the premises for the purposes of conducting a light manufacturing business.

3.	The parties desire to enter into a written lease agreement to define their rights, duties and liabilities so as to avoid future disputes and difficulties.

NOW, THEREFORE, in consideration of the recitals and the mutual terms covenants, conditions, and promises herein contained the parties do hereby agree as follows:

1.
Leased Premises.   Lessor hereby leases the City’s Incubator Building located at 117 S. 4th, Neodesha, Kansas (“Incubator”). The space to be occupied or used by Lessee is hereinafter referred to as the "leased premises" and is described on the plat attached hereto.

2.
Term and Rent.  Lessor lets and demises the leased premises for a term of five (5) years commencing August 15, 2013, and terminating on September 5, 2018, for rental payable on the first day of each month for that month's rental during the term of this lease.  All rental payments shall be made to Lessor and mailed or delivered to the City Clerk, P 0 Box 336, Neodesha, Kansas 66757.   The first year shall be rent free.   The monthly rent for the second year shall be $100, third year $200, fourth year $300 and the fifth year $400.    At the end of the term, this Lease Agreement shall expire unless additional time is approved in writing by the City Commission.  Lessee may terminate this lease at any time with sixty (60) days notice to Lessor.   Lessor may terminate this lease at any time with ninety (90) days notice to Lessee, in addition to the grounds of Default listed in numbered paragraph 10 hereof.

3.
Repairs and Alterations by Lessor.  Lessor shall at all times have the right to make such alterations, repairs, or improvements on the leased premises as Lessor shall deem fit and proper without any liability to Lessee therefor in any event or for any cause. Lessee shall not improve or alter the leased premises in any manner without the prior written consent of Lessor but shall, before making any improvements or alterations, submit written plans and designs therefor to Lessor for Lessor's approval. In the event the plans are disapproved such improvements or alterations shall be made only with such changes as may be required by Lessor. All improvements or alterations erected or made on the leased premises by Lessee upon expiration or sooner termination of this lease shall belong to Lessor without compensation to Lessee.

4.
Repairs and Alterations of Lessee.   Lessee shall at all times during the lease and at Lessee’s own cost and expense repair, replace, and maintain in a good, safe and substantial condition the interior of the leased premises and any improvements, additions, and alterations thereto and shall use all reasonable precautions to prevent waste, damage, or injury to the leased premises.  Upon the expiration of this lease or sooner termination Lessee shall redeliver the leased premises to Lessor in the same or better condition as on the initial date of this lease agreement, reasonable wear and tear excepted and shall be liable to Lessor for any damages.  Lessor shall be responsible for maintenance and repair of the exterior roof and walls, heating and air condition system, plumbing and common areas of the Incubator and leased premises.  Lessee shall give Lessor notice of any failure to perform such maintenance and repair obligation and Lessor shall have 30 days to remedy any such problem. Lessee shall be responsible to Lessor for any damages caused to the Incubator by the acts or omissions of Lessee or any invitee of Lessee.

5.
Taxes.  Lessor shall be responsible for payment of all ad valorem taxes assessed against the real property, if any, comprising the leased premises and Lessee shall be responsible to pay for all ad valorem taxes relating to personal property placed on or in the leased premises by Lessee.

6.	Utilities. Lessee shall be responsible for all utilities for the leased premises.

7.
Liability Insurance.  Lessor shall acquire and maintain at Lessor's own expense a fire and casualty policy on the building.  Lessee shall keep and maintain such fire and other casualty insurance as Lessee deems appropriate to protect Lessee’s interest in leased premises and Lessee's property.  Lessee at its own expense, agrees to maintain and keep in force for the mutual benefit of Lessor and Lessee, respectively, general public liability insurance against claims for personal injury, death, or property damage occurring  in, on, or about the leased premises to afford protection to the limit of not less than $1,000,000 in respect to injury to or death of any one person, and to the limit of not less than $1,000,000 in respect to any one occurrence, and to the limit of $1,000,000 in respect to property damage.  Lessee agrees to deliver to Lessor certificates of said insurance policies and of renewals thereof from time to time during the term of this Lease.  Such policies may be in the form of umbrella policies which cover properties in addition to the leased premises.   The Lessor shall be named an additional insured and such insurance may not be cancelled without thirty (30) days prior notice to Lessor.

8.
Use of Leased Premises.  Lessee shall neither use nor occupy the leased premises or any part thereof for any unlawful, disreputable, or hazardous business purpose nor operate or conduct Lessee's business in a manner constituting a nuisance of any kind.  Lessee’s use and occupancy of the leased premises will comply with all Federal, State and Local laws.

9.
Indemnification.  Lessee shall indemnify and hold Lessor harmless against all expenses, liabilities, and claims of any kind whatsoever including reasonable attorney fees, by or on behalf of any person or entity arising out of failure of Lessee to perform any of the terms or conditions of this lease, any injury or damage happening on or about the leased premises, failure to comply with any law of any government authority, or mechanics lien or security interest filed against the leased premises or equipment, materials or alterations of buildings or  improvements  thereon.  Lessor  shall indemnify and hold  Lessee harmless against all expenses, liabilities, and claims of any kind whatsoever including reasonable attorney fees, by or on behalf of any person or entity arising out of failure of Lessor to perform any of the terms or conditions of this lease, any injury or damage happening on or about the leased premises, failure to comply with any law of any government authority, or mechanics lien or security interest filed against the leased premises or equipment, materials or alterations of buildings or improvements thereon.

10.	Default. Each of the following events shall constitute a default or breach of this lease by Lessee:

a.	The filing of a voluntary or involuntary petition in bankruptcy by or against Lessee.

b.	Failure by Lessee to pay Lessor any rent when the rent becomes due and shall not make the payment within ten days after written notice thereof by Lessor to Lessee.

c.
Lessee shall fail to perform or comply with any of the terms or conditions of this lease and such non-performance shall continue for a period of ten (10) days after written notice thereof by Lessor to Lessee.

In the event of such default the rights of Lessor shall be as follows:

d.
Lessor shall have the right to cancel and terminate this lease as well as all the right title and interest of Lessee hereunder by giving Lessee ten (10) days written notice of Lessor's intent to effect such termination.

e.
Lessee may re-enter the leased premises and may relet the same and any part thereof for any term, without terminating the lease, at the rent and on the terms Lessor may chose.   In the event of such repossession by Lessor, Lessee shall remain liable to Lessor for any damages caused by the breach of the lease including but limited to all expenses of reletting, all expenses for necessary alterations and repairs for a new tenant, and for the difference between the rent received by the Lessor under the new lease agreement and the rent installments that are due for the same under this lease. Repossession and reletting of the leased premises by Lessor shall not be construed or interpreted to relieve Lessee of any of Lessee's duties and obligations under and pursuant to this lease agreement.

11.
Partial Destruction.  In the event of a partial destruction of the premises during the te1m of this lease, Lessor shall forthwith repair the same provided that the repairs can be made within sixty days.  Any partial destruction shall neither annul nor void this lease except Lessee shall be entitled to a proportionate reduction of rent while repairs are being made based on the extent the repairs shall interfere with the business carried on by Lessee.  If the repairs cannot be made within the sixty day period, Lessor may at Lessor's option make repairs within a reasonable time, this lease continuing in full force and effect and the rent to be proportionately abated as previously set forth.  In the event Lessor does not elect to make repairs that cannot be made in such specified time this lease may be terminated at the option of either Lessor or Lessee and such a termination shall act as a mutual release by Lessor and Lessee of any further rights under this lease.

12.
Subordination to Mortgage.  This lease and all rights of Lessee hereunder shall be subject and subordinate to the lien of any and all mortgages that may now or hereafter effect the leased premises or any part thereof and to any and all renewals, modifications, or extensions of any such mortgages. Lessee shall on demand execute, acknowledge, and deliver to Lessor without expense to Lessee any and all instruments that may be necessary or proper to subordinate this lease and all rights therein to the lien of any such mortgage or mortgages.

13.
Inspection.  Lessee shall permit Lessor or Lessor's agent to enter the leased premises at all reasonable hours to inspect the premises or make repairs that Lessee may neglect or refuse to make in accordance with the provisions of this lease and also to show the premises to prospective buyers or renters.

14.
Possession. Lessor warrants that Lessee shall be granted peaceable and quiet enjoyment of the leased premises free from any eviction or interference by Lessor if Lessee pays the rent and other charges provided herein and otherwise fully and punctually performs the terms and conditions imposed on Lessee by this lease.

15.
Warranties Disclaimed.  At the commencement of the term of this lease, Lessee shall accept the leased premises and any improvements therein in their existing condition and state of repair and Lessee agrees that no representations, statements, or warranties expressed or implied have been made by or on behalf of Lessor in respect thereto except as contained in the provisions of this lease.

16.
Parking.  Lessee and Lessee's business invitees shall have access to use of the parking lot owned in conjunction with the leased premises provided such usage shall be on a first come-first served basis.

17.
Compliance with Law.  Lessee’s use of the leased premises and conduct of Lessee's business shall be done in compliance with applicable federal, state and local law.  Lessee agrees that in Lessee's employment and business activities that it will not discriminate against any one based on race, color, national origin, religion, sex, marital status, age, or physical or mental handicap.

18.	Signs. Lessee shall place no signs on the leased premises without Lessor's written consent.

19.
Assignment and Subleasing.   This lease shall not be assigned or sublet by Lessee without the prior written consent of Lessor and whether to grant said consent shall be at the sole and independent discretion of Lessor.  Any such consent may be on such terms and conditions as Lessor in Lessor's sole discretion shall deem appropriate.

20.	Non-Smoking Building. The Lessee acknowledges that this is a non-smoking building and no smoking will be allowed on the leased premises.

21.
Surrender at Termination.   On the termination of this lease agreement or an earlier termination and forfeiture of the lease, Lessee shall peaceably and quietly surrender and deliver possession of the premises to Lessor.

22.
Entire Agreement.    This lease contains the entire agreement between the parties and cannot be changed or modified except by a written instrument subsequently executed by the parties hereto.   This lease and the terms and conditions hereof apply to and are binding on the heirs, executors, administrators, successors, and assigns of both the parties provided however the rights of assignment and subletting by Lessee are subject to the previous provisions herein set forth.

23.	Time is of the Essence. Time is of the essence in all provisions of this lease.

IN WITNESS WHEREOF, the parties have caused this agreement to be signed the day and year first herein stated.

Landlord:	Tenant:
CITY OF NEODESHA, KANSAS	[Illegible]

/s/ Terry M. Harper	/s/ Bret Chilcott
Terry M. Harper, Mayor	Bret Chilcott

ATTEST:	Bret Chilcott
(Printed Name and Title)

/s/ Bobby Busch
Bobby Busch, City Clerk